Encorium Reports Fourth Quarter and Year End 2009 Financial Results

Wayne, PA, April 19, 2010 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world's leading pharmaceutical and biotechnology companies, today announced its financial results for the fourth quarter and year ended December 31, 2009.

As previously announced, on July 16, 2009 the Company sold substantially all of the assets relating to its U.S. line of business to Pierrel Research USA, Inc., the result of which the Company no longer has any employees or significant operations in the United States. Due to this sale, for the three and 12 months ended December 31, 2009 and 2008, the results of the U.S. business have been presented as discontinued operations in the Company’s consolidated financial statements.

2009 Fourth Quarter Financial Results

Net revenue for the fourth quarter of 2009 was $4.4 million, a decrease of 21.4% from $5.6 million for the fourth quarter of 2008. The decrease in net revenues was primarily attributable to overall reductions in clinical trial activity, approximately $491 thousand of revenue recognized on contracts that completed in 2008 off set by favorable foreign currency fluctuations of $480 thousand for the three months ended December 31, 2009. The Company had a consolidated backlog at December 31, 2009 from continuing operations of $17.1 million which included approximately $12.3 million of new business wins in 2009 compared to a backlog of $23.8 million at December 31, 2008.

Direct expenses for the fourth quarter of 2009 were $3.3 million, or 74.9% of net revenues, compared to $3.6 million, or 64.4% of net revenues, for the comparable prior year period. The decrease in direct expenses was primarily the result of reductions in staff and subcontractors utilized on active clinical studies being conducted and approximately $341 thousand of unfavorable foreign currency fluctuation.

Selling, general, and administrative expenses (SG&A) was $1.7 million, or 38.5% of net revenue, for the three months ended December 31, 2009, compared to $2.2 million, or 39.2% of net revenue, for the three months ended December 31, 2008.

Loss from continuing operations decreased to $558 thousand or $(0.18) per diluted share for the fourth quarter of 2009, from a net loss of $12.6 million, or $(4.92) per diluted share, in the fourth quarter of 2008.

2009 Full Year Financial Results

Net revenue for the twelve months ended December 31, 2009 decreased to $17.9 million as compared to $22.3 million for the twelve months ended December 31, 2008. The decrease in revenue was primarily due to a decrease in the number of contracts and related contract values of active clinical studies along with $1.1 million of unfavorable currency fluctuations.

Direct expenses for the year ended December 31, 2009 were $12.6 million compared to $14.6 million for the year ended December 31, 2008. Despite reduced staffing and subcontractor costs and a favorable currency fluctuation of $1.1 million, direct expenses as a percent of net revenue increased to 70.3% from 65.6% in the prior year due to lower net revenues. SG&A expenses for 2009 were $8.1 million, or 45.4% of net revenue, compared to $9.0 million, or 40.5% of net revenue, for 2008. Of the $916 thousand decrease in SG&A, approximately $581 thousand was attributable to favorable foreign currency fluctuations, with the remainder a result of reductions in staff and overhead.

Depreciation and amortization expense for 2009 declined to $380 thousand compared to $1.3 million for 2008, primarily as a result of intangibles related to the Encorium OY acquisition becoming fully amortized.

The Company reported a net loss from continuing operations for the twelve months ended December 31,

2009 of $3.1 million, or $(1.16) per diluted share, as compared to a net loss from continuing operations of $16.9 million, or $(6.57) per diluted share for the twelve months ended December 31, 2008. Included in the 2008 results is a non-cash $14.4 million, or ($0.70) per share, asset impairment charge related to the Company’s intangible assets, which includes a $1.9 million non-cash interim asset impairment charge recorded by the Company during the third quarter of 2008 as well as the $12.5 million charge taken in the fourth quarter.

Financial Position, Going Concern and Potential Delisting

Encorium’s balance sheet at December 31, 2009 reflected cash and cash equivalents of $197 thousand and stockholders’ equity of $2.3 million. Our net cash used in operations for the year ended December 31, 2009 was approximately $8.0 million. The Company’s latest financials have been prepared on a going concern basis. The report of Encorium's independent registered public accounting firm, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 19, 2010, contains a paragraph that indicates that, while the Company's financial statements have been prepared on a going concern basis, there is substantial doubt about its ability to continue as a going concern, and that no adjustments have been made to the financial statements that might result from the outcome of this uncertainty.

We anticipate that will meet our cash requirements at least into March of 2011, assuming we are able to fully implement our current costs cutting initiatives, we are able to win additional contracts and we are able to maintain our current customer contracts. In the event we are unable to do so, in order for the Company to continue as a going concern we will be required to obtain additional capital from external sources or significantly reduce our operating costs, which may include the cessation of operations in some countries.

Encorium currently fails to meet NASDAQ’s $2.5 million minimum stockholders’ equity requirement for continued listing and may not be able to meet the other listing requirements in the future. The Company anticipates that a delisting action will be brought against it for failure to comply with the requirement. If a delisting action is brought, the Company may request a hearing before the NASDAQ Listing Qualifications Panel. Such request would stay any delisting determination by the NASDAQ Listing Qualifications Staff and the Company's common stock would remain listed on NASDAQ pending a formal determination by the Panel. However, there can be no assurances that the Panel will grant such request.

Dr. Kai Lindevall, executive chairman stated, “We are very pleased with the cost cutting initiatives that we have put in place. While additional financing is likely necessary, we believe our experience and capabilities in the vaccine field coupled with the recent new awards in this area demonstrate the long term potential we have to grow into a leading vaccine franchise with expertise in regulatory consultancy and strategic trial planning.”

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company's mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women's health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that we may not have sufficient funds to operate our business; (ii) our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) uncertainties regarding the availability of additional capital; and (xiv) uncertainties regarding the continued listing of our common stock on NASDAQ. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled "Risk Factors" in the Company Annual Report on Form 10-K for the year ended December 31, 2009 for a more complete discussion of factors which could cause our actual results and financial position to change.

CONTACT: Encorium Group, Inc. Philip L. Calamia, Chief Financial Officer 484-588-5400 www.encorium.com

--financial tables to follow--

	ENCORIUM GROUP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008

Revenue
Net revenue	$4,389,075	$5,581,974	$17,857,117	$22,298,938
Reimbursement revenue	733,016	972,670	3,309,558	4,058,224

Total Revenue	5,122,091	6,554,644	21,166,675	26,357,162

Operating Expenses
Direct	3,285,797	3,592,637	12,556,650	14,619,463
Reimbursement out-of-pocket expenses	733,016	972,670	3,309,558	4,058,224
Selling, general and administrative	1,688,937	2,187,486	8,068,683	9,023,951
Depreciation and amortization	98,192	98,997	380,130	1,282,678
Impairment loss	-	12,535,809	-	14,391,992

Total Operating Expenses	5,805,942	19,387,599	24,315,021	43,376,308

Loss from Operations	(683,851)	(12,832,955)	(3,148,346)	(17,019,146)
Interest Income	14,271	16,409	9,315	30,165
Interest Expense	(24,356)	3,732	(50,532)	(20,312)

Net Interest (Expense) Income	(10,085)	20,141	(41,217)	9,853
Other expense	-	-	-	-
Net Loss from continuing operations
before Income Taxes	(693,936)	(12,812,814)	(3,189,563)	(17,009,293)

Income Tax Expense (Benefit)	(136,035)	(163,940)	(45,136)	(103,671)

Net Loss from continuing operations	$(557,901)	$ (12,648,874)	$(3,144,427)	$(16,905,622)

Net loss from discontinued operations	(171,250)	(1,090,418)	(725,266)	(4,167,854)
Income Tax Expense (Benefit)	-	-	-	-

Net Loss	$(729,151)	$ (13,739,293)	$(3,869,693)	$(21,073,476)

Weighted Average Common and Common Equivalent Shares Outstanding

Basic	3,138,713	2,575,651	2,709,904	2,575,651
Diluted	3,138,713	2,575,651	2,709,904	2,575,651

Net Loss per Common Share
Continuing Operations	$(0.18)	$(4.92)	$(1.16)	$(6.57)
Discontinued Operations	$(0.05)	$(0.42)	$(0.27)	$(1.62)

Net Loss per Common Share	$(0.23)	$(5.34)	$(1.43)	$(8.19)

ENCORIUM GROUP, INC
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$196,583	$5,705,818
Investigator advances	19,232	11,971
Accounts receivable, less allowance of $412,973 and $97,000 for
December 31, 2009 and 2008, respectively	3,454,173	3,253,617
Prepaid expenses and other	872,722	956,378
Prepaid taxes	0	-
Costs and estimated earnings in excess of
related billings on uncompleted contracts	1,794,134	606,260
Debt issuance costs, current	75,400
Current assets of discontinued operations	28,832	3,562,508

Total Current Assets	6,441,076	14,096,552

Property and Equipment, Net	307,552	330,263
Intangible Assets
Goodwill	1,389,045	1,366,269
Other intangibles, Net	3,508,310	3,733,517
Debt issuance costs, long-term	150,800
Other assets	313,524	349,357
Long-term assets of discontinued operations	-	1,216,975

Total Assets	$12,110,307	$21,092,933

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$1,756,678	$2,429,339
Note payable	334,413	-
Credit Line	300,697	-
Accrued expenses	2,333,099	2,719,187
Deferred taxes	248,117	206,173
Obligations under capital leases	54,510	44,097
Billings in excess of related costs and
estimated earnings on uncompleted contracts	1,179,779	1,262,661
Customer advances	1,361,496	2,344,486
Current liabilities of discontinued operations	607,552	6,505,817

Total Current Liabilities	8,176,341	15,511,760

Long Term Liabilities
Notes Payable	668,826	-
Obligations under capital leases	52,541	100,402
Deferred taxes	837,424	897,204
Other liabilities	104,624	200,175
Long-term liabilities of discontinued operations	-	205,619

Total Long Term Liabilities	1,663,415	1,403,400

Total Liabilities	9,839,756	16,915,160

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Stockholders' Equity
Common stock, $.001 par value 4,375,000
shares authorized, 3,426,938 and 2,604,25
shares issued at December 31, 2009 and 2008
and 3,388,173 and 2, 565,486 shares outstanding
at December 31, 2009 and 2008, respectively	3,427	2,604
Additional paid-in capital	35,142,854	32,435,480
Additional paid-in capital warrants	299,606	905,699
Accumulated deficit	(33,607,123)	(29,737,430)
Accumulated other comprehensive income	1,158,476	1,298,109

Less:	2,997,240	4,904,462
Treasury stock, at cost, 38,765 shares	(726,689)	(726,689)

Total Stockholders’ Equity	2,270,551	4,177,773

Total Liabilities and Stockholders’ Equity	$ 12,110,307	$21,092,933

See accompanying notes to the consolidated financial statements.

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